Lesley, Thomas, Schwarz & Postma, Inc.
                          Certified Public Accountants
                         2244 West Coast Hwy. Suite 100
                             Newport Beach, CA 92663

                              Phone: (949) 650-2771
                               Fax: (949) 650-6373




                                                              January 11, 2006



Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

RE:  Aviation Upgrade Technologies, Inc.

We have read the statements that we understand Aviation Upgrade Technologies, Inc. will including under Item 4.01 of the 8-K report it will file regarding the recent change of auditors. We agree with such statements regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours very truly,

/s/ Lesley, Thomas, Schwarz & Postma, Inc.
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Lesley, Thomas, Schwarz & Postma, Inc.

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